Exhibit 23.1

June 6, 2014

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Jrsis Health Corporation on Form S-1 of our audit report, dated February 26, 2014 relating to the accompanying balance sheets as of December 31, 2013 and 2012, and the related statement of operations, shareholders’ equity, and cash flows for the years then ended, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1 and this Prospectus.

De Joya Griffith, LLC

/s/ De Joya Griffith, LLC

Henderson, NV
June 6, 2014